                                                             EXHIBIT 10.30

                           MEMORANDUM OF AGREEMENT

THIS AGREEMENT is made the 1st day of July 1996, by and between California Culinary Academy (hereinafter referred to as "Institution") and Noel-Levitz Centers, Inc., d/b/a USA Group/Noel-Levitz (hereinafter referred to as "Noel-Levitz").

FOR CONSIDERATION of the mutual promises and covenants contained in this document, the Institution and Noel-Levitz agree as follows:

I. PROJECT SCOPE

   A. Noel-Levitz agrees:

      1. To provide 12 months of Ongoing Enrollment Consulting.
         This will include specific, on-site, monthly assistance, and constant monitoring, in building a prospecting, marketing, recruiting, and communication systems. Specifically, this will include:

         a. Assistance in developing and implementing the master enrollment plan;

         b. Assistance in designing and implementing a comprehensive written/personal communication system;

         c. Creating a detailed plan for generating inquiries from among those students that fit your Institutional priorities;

         d. Developing an integrated system for qualifying, grading and managing the prospect pool;

         e. Creating a management reporting structure to track and evaluate results;

         f. Monitoring all results and systems in order to make recommendations about mid-course corrections; and

         g. Outlining 30 and 90 day successive action plans and progress benchmarks.

      2. To provide the Effective Admissions Counselor Training Program, a two-day on-campus training program for admissions recruiters.

      3. License EMASPLUS (the "System") to the Institution pursuant to the terms of the EMASPLUS License Agreement attached hereto as Exhibit A (the "License Agreement"). The License Agreement will allow the Institution to concurrently use the System on a maximum of 10 computer work stations.

      4. Provide the following services (the "Services") in connection with implementation of the System:

         a. One day on-campus visit to identify and address software administration, integration and data exchange needs;

         b. Provide documentation and telephone consultation to assist the Institution in its preparation of data exchange and the requirements necessary to interface with the Institution's current systems (the Institution will be responsible for making any necessary changes to allow the System to interface correctly with the Institution's current systems);

         c. Ordering the Microsoft FoxPro-TM- software and Symantec THE NORTON pcANYWHERE-TM- software on behalf of the Institution and coordinating the shipment of such software directly to the Institution;

         d. Telephone consultation to confirm that the Institution has appropriately completed the System preparation activities;

         e. Two-day on-campus installation and training session for the Institution's key personnel responsible for operating the System, including providing assistance to the Institution's network administrator in installing the System on the Institution's computer system network (the Institution will be responsible for any necessary changes to the Institution's computer system network);

         f. Three-day on-campus training session for all professional and support staff who will be using the System; and

         g. Two-day on-campus telecounseling training session for up to 20 of the Institution's student telecounselors and key personnel responsible for the operation of the telecounseling component of the System.

      5. Provide two years of technical support services and maintenance (the "Technical Support and Maintenance") on the System pursuant to the terms of the EMASPLUS Technical Support and Maintenance Agreement attached hereto as Exhibit B (the "Technical Support and Maintenance Agreement"). Additional years of Technical Support and Maintenance will be provided to the Institution at the annual fee set forth in the Technical Support and Maintenance Agreement.

      6. To assist the Institution using ForecastPLUS-TM- to identify those students most and least likely to enroll for the 1997-98 academic year. We will build Institution specific models to predict probability of enrollment at all stages of the enrollment funnel: prospectus to inquiry, inquiry to applicant and acceptance to matriculant. Specifically, this includes:

         a. Demographic analysis of the Institution's enrollment data;

         b. One day on-campus presentation of the models, including a written report with recommendations for integrating the models into Institutional marketing and recruiting strategies;

         c. An algorithm for Institutional implementation of the scoring process for admitted to enrolled students; and

         d. External scoring of the institutional database with the probability rating; once for the prospect file, three times for the inquiry file and once for the admitted file, annually.

      7. To advise the Institution using the Financial Aid Leverage Analysis regarding the formulation and implementation of financial aid awarding and packaging strategies designed to support new student enrollment and revenue goals over the next two years. This component includes:

         a. An annual historical comparison of financial aid packages offered to enrolled and non enrolled students for up to five unique populations for admitted students, as defined by the institution, including a one day on-campus visit for data collection discussions;

         b. Up to three days of annual on-site assistance with institutional, admission/financial aid goal-setting based upon analysis and interpretation of the historical analysis;

         c. Annual assistance with formulating recommended awarding strategies that support institutional enrollment goals;

         d. Annual assistance in implementing the Awarding Strategy;

         e. Annual assistance in managing and monitoring progress toward goals;

         f. Annual return (retention) analysis;

         g. Annual four year enrollment and net revenue projection modeling; and

         h. Annual assistance to implement the Early Estimator Program to pre-qualify students whose decisions to apply and enroll at the Institution and might be influenced adversely by the cost of attendance. This includes:

            1.) An annual customizable early estimating form;

            2.) Four key implementation letters and promotional strategies;

            3.) Annual software to estimate eligibility and generate periodic management reports; and

            4.) Staff training to ensure effective presentation and
                implementation of the strategy.

         In the event that the Institution provides written notification to Noel-Levitz by February 1, 1997 of its desire not to conduct the Financial Aid Leverage Analysis, then Noel-Levitz will be released from its obligation to perform the Financial Aid Leverage Analysis, with the exception of one (single year) Annual Return Analysis for which data currently exists.

   B. The Institution agrees:

      1. To identify the person(s) who will be the Institutional contact(s) for the project.

      2. To provide the historical data requisite for the Financial Aid Leverage Analysis and ForecastPLUS in a manner and in a form Noel-Levitz specifies which permits the successful and timely completion of the analyses.

      3. To provide personnel, equipment and facilities to utilize the programs and software provided by Noel-Levitz.

      4. To provide the computer hardware (including modem and dedicated analog telephone line) required to operate the System, and to ready this hardware for installation of the System. System technical specifications are attached hereto as Exhibit C.

      5. To have a computer systems network in place and operational prior to installation of the System and to have the Institution's network administrator available during installation of the System to make necessary configuration changes.

      6. To provide conversion test data by a mutually agreed upon date. The Institution understands that if such data is not provided by such date, a substantial delay in the installation of the System and the completion of the project is likely to occur.

      7. To provide an adequately equipped on-campus training facility to be used by Noel-Levitz personnel during System training.

      8. To execute and conform to the provisions of the License Agreement.

      9. To execute and conform to the provisions of the Technical Support and Maintenance Agreement.

     10. That it is responsible for the actual implementation of all suggested actions. A representative of Noel-Levitz will work closely with the administrative staff on the implementation of the enrollment program.

     11. That all financial aid goal setting, awarding, packaging, and net revenue decisions which are made are Institutional decisions.

     12. To take full responsibility for the actual mailing, communication, goal setting, awarding, packaging, and net revenue decisions and their outcomes.

     13. That Noel-Levitz shall not be responsible for reviewing or providing any advice regarding the Institution's compliance with any Federal, state or local statutes or regulations pertaining to financial aid programs.

     14. It understands that Noel-Levitz will be working with other colleges and universities throughout the United States and Canada, providing services similar to those described herein.

     15. That it understands that Noel-Levitz reserves the right to assign this agreement in full to the USA Group or any of its affiliates or subsidiaries.

   C. The term of this Agreement shall be for 24 months, beginning July 1, 1996, and ending June 30, 1998. Neither party shall have any right to terminate this agreement prior to the end of the term of this agreement. The payment schedule set forth in this agreement is solely for the fiscal convenience of the institution; therefore, in the event that the parties mutually agree in writing to an earlier termination date, the institution shall pay Noel-Levitz for the value of the products delivered and services rendered through such early termination date.

   D. The Institution has the option to continue Noel-Levitz services after this agreement is completed. The price of any additional services will be negotiated at that time.

   E. Noel-Levitz warrants that if the System fails to substantially conform to the specifications in the System documentation and if the non-conformity is reported in writing by the

      Institution to Noel-Levitz within 90 days from the later of the date that the System license is purchased or the date the installation is completed, then Noel-Levitz will, at its option, either remedy the non-conformity or offer to refund the license fee to the Institution upon return of all copies of the System software and System documentation to Noel-Levitz. In the event of a refund the System license shall terminate. The foregoing warranty shall apply provided that: (a) the System is not modified, changed, or altered by anyone other than Noel-Levitz, unless authorized by Noel-Levitz in writing;
      (b) the Institution's computer equipment is in good operating order and is installed in a compatible environment; (c) the non-conformity is not caused by a third party or by the Institution, its agent, employees or contractors; and (d) the data and/or database used with the System are not modified, changed or altered by any means other than through the normal operation of the System.

   F. Additional services (the "Additional Services") related to the Services that are not set forth in this Agreement may be purchased from Noel-Levitz from time to time by the placement of a written work order (a "Work Order"). No obligation for services or costs shall be incurred by either party unless and until a Work Order has been executed by both parties. Each Work Order shall contain, among other provisions, a description of the services to be performed, the delivery or performance schedule and an estimate of the costs to be charged. The Additional Services provided pursuant to any Work Order shall be subject to the terms and conditions contained in this Agreement.

II. PAYMENT

   A. Payment for the services and software outlined in I,A of this Agreement will total $220,300, two hundred twenty thousand three hundred dollars, plus actual travel, lodging, and subsistence.

            -  July 15, 1996                              $83,650
            -  August 15, 1996                             $8,300
            -  September 1, 1996                           $8,300
            -  October 15, 1996                            $8,300
            -  November 15, 1996                           $8,300
            -  December 15, 1996                           $8,300
            -  January 15, 1997                            $8,300
            -  February 15, 1997                           $8,300
            -  March 15, 1997                              $8,300
            -  April 15, 1997                              $8,300
            -  May 15, 1997                                $8,300
            -  June 15, 1997                               $8,300
            -  July 15, 1997                              $40,000
            -  August 15, 1997                             $5,350

      The price per element is:
      Ongoing Enrollment Consulting                        $5,500/month
      Effective Admissions Counselor Training Program      $4,290

      EMASPLUS                                            $42,260
      EMASPLUS Annual Maintenance Year 1                   $5,350
      EMASPLUS Annual Maintenance Year 2                   $5,350
      ForecastPLUS                                        $37,050
      Financial Aid Leverage Analysis Year 1              $41,280
      Financial Aid Leverage Analysis Year 2              $18,720

      In the event that the Institution provides written notification to Noel-Levitz of its desire not to conduct the Financial Aid Leverage Analysis as provided for in I(A)(7), then Noel-Levitz will be released from its obligation to perform the Financial Aid Leverage Analysis, except for one (single year) Return Analysis. Payment for the services and software will then total $184,300, one hundred eighty four thousand three hundred dollars, plus actual travel, lodging, subsistence.


            -  July 15, 1996                              $75,650
            -  August 15, 1996                            $10,300
            -  September 1, 1996                         $10,300
            -  October 15, 1996                            $8,300
            -  November 15, 1996                           $8,300
            -  December 15, 1996                           $8,300
            -  January 15, 1997                            $8,300
            -  February 15, 1997                           $8,300
            -  March 15, 1997                              $8,300
            -  April 15, 1997                              $8,300
            -  May 15, 1997                                $8,300
            -  June 15, 1997                               $6,300
            -  July 15, 1997                              $10,000
            -  August 15, 1997                             $5,350


      The price per element is:
      Ongoing Enrollment Consulting                        $5,500/month
      Effective Admissions Counselor Training Program      $4,290
      EMASPLUS                                            $42,260
      EMASPLUS Annual Maintenance Year 1                   $5,350
      EMASPLUS Annual Maintenance Year 2                   $5,350
      ForecastPLUS                                        $37,050
      Return Analysis                                     $24,000


   B. Payment of expenses will be invoiced monthly with appropriate receipts or invoices for travel, lodging, subsistence, and transportation, express mail charges, and the cost of presentation visuals.

   C. All fees will be payable in U.S. dollars and do not include any taxes. If Noel-Levitz is required to pay sales or other taxes based upon the license granted, the use of the Noel-Levitz product(s), or services rendered, the Institution will reimburse Noel-Levitz the amount of taxes paid by Noel-Levitz. If the Institution does not remit payment to Noel-Levitz within 30 days after receipt of an invoice, the Institution will pay Noel-Levitz a late charge of the lesser of 1.5% per month or the maximum amount permitted by applicable state law for unpaid amounts due Noel-Levitz. Collection costs incurred by Noel-Levitz, including reasonable attorney fees, will be reimbursed by the Institution.

   D. Invoices shall be sent to the following address:

            Ms. Sandra Weber
            Director of Alumni and Career Services
            and Enrollment Management
            California Culinary Academy
            625 Polk Street
            San Francisco, CA 94102

   E. Checks should be made payable to Noel-Levitz and mailed to:

            Noel-Levitz Centers, Inc.
            2101 ACT Circle
            Iowa City, IA 52245

III.  DISCLAIMER OF WARRANTIES; LIMITATION ON LIABILITY

      EXCEPT AS SPECIFICALLY PROVIDED HEREIN, NOEL-LEVITZ MAKES NO WARRANTY, REPRESENTATION, PROMISE OR GUARANTEE, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE OR SERVICES, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      NOEL-LEVITZ'S AGGREGATE LIABILITY, AND THE INSTITUTION'S SOLE AND EXCLUSIVE REMEDY FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, ARISING FROM OR RELATING TO THIS AGREEMENT IS LIMITED TO THE TOTAL OF ALL PAYMENTS MADE BY OR FOR THE INSTITUTION TO NOEL-LEVITZ FOR THE SOFTWARE OR SERVICES INVOLVED IN ANY SUCH CLAIM. NOEL-LEVITZ SHALL NOT IN ANY CASE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES OR COSTS RELATING TO ENROLLMENT SUCCESS, LOSS OF PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF GOODWILL, OR LOSS OF THE USE OF ANY DATA) ARISING FROM THE SOFTWARE OR SERVICES PROVIDED BY NOEL-LEVITZ HEREUNDER, EVEN IF NOEL-LEVITZ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES OR THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO THE INSTITUTION.

IV.   CONFIDENTIALITY

      During the course of performance of this Agreement, the Institution may be given access to information that relates to Noel-Levitz's past, present and future research, development, business activities, products, services or technical knowledge. All of such information shall be deemed to be "Confidential Information" unless otherwise indicated by Noel-Levitz in writing at or after the time of disclosure. The Confidential Information may be used by the Institution only in connection with its internal business. Access to the Confidential Information shall be restricted to those of Institution's personnel, representatives and contractors on a need to know basis solely in connection with Institution's internal business. The Institution further agrees that it will (i) take all necessary steps to inform any of its personnel, representatives or contractors to whom Confidential Information may be disclosed of the Institution's obligations hereunder and (ii) cause said personnel, representatives and contractors to agree to be bound by the terms of this Agreement by executing a confidentiality agreement containing the same restrictions contained herein or some other method acceptable to Noel-Levitz. Institution agrees to protect the confidentiality of the Confidential Information in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind. The Institution agrees to notify Noel-Levitz of any unauthorized use or disclosure of Confidential Information and to take all actions reasonably necessary to prevent further unauthorized use or disclosure thereof. The terms of this Section shall survive the expiration or termination of this Agreement.

 V.   MISCELLANEOUS

      This Agreement constitutes the entire agreement between Noel-Levitz and the Institution relating to the subject matter contained herein. There are no understandings, representations or warranties, express or implied, that are not specified herein. No change will be made in any of the terms of this Agreement, nor any provision waived, without the prior written consent of Noel-Levitz and the Institution. Noel-Levitz will not have any liability for the failure to carry out its obligations in the manner specified herein due to any circumstances beyond its reasonable control. All notices and consents required or permitted herein will be made in writing and will be mailed by certified mail, return receipt requested, to the addresses specified herein or such other addresses designated by Noel-Levitz or the Institution. If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions will remain in force. This Agreement will be construed in accordance with the laws of the State of Indiana, without giving effect to conflict of law provisions. This Agreement will constitute a license of application software and an agreement to provide services and will not be construed as a contract for the sale of goods subject to the provisions of the Uniform Commercial Code. Until accepted by Noel-Levitz, this Agreement will be considered an offer by the Institution.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date written below.


                           California Culinary Academy
                            San Francisco, California


         Illegible                                   Sandra Weber
By: __________________________               By: ______________________________

            CFO                                     Dir., Enrollment Management
Title: _______________________               Title: ___________________________


                 7/18/96                                         7-18-96
        Date: ________________                           Date: ________________




                             Noel-Levitz Centers, Inc.
                                  Iowa City, Iowa



By: __________________________


Title: _______________________



        Date: ________________

                                                                      EXHIBIT A

EMASPLUS LICENSE AGREEMENT
CALIFORNIA CULINARY ACADEMY


PLEASE READ CAREFULLY: THIS LICENSE AGREEMENT (THE "AGREEMENT") IS MADE EFFECTIVE THIS 1ST DAY OF JULY, 1996 BETWEEN CALIFORNIA CULINARY ACADEMY, A CALIFORNIA CORPORATION (THE "INSTITUTION"), WITH OFFICES AT 625 POLK STREET, SAN FRANCISCO, CA 94102 AND NOEL-LEVITZ CENTERS, INC., D/B/A USA GROUP NOEL-LEVITZ, AN IOWA CORPORATION, HAVING ITS PRINCIPAL PLACE OF BUSINESS AT 2101 ACT CIRCLE, IOWA CITY, IA 52245 ("NOEL-LEVITZ"). IF THE INSTITUTION DOES NOT AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE INSTITUTION SHOULD NOT SIGN THIS AGREEMENT AND THE INSTITUTION SHOULD RETURN ALL PROGRAM DISKETTES AND DOCUMENTATION IMMEDIATELY TO NOEL LEVITZ.

DEFINITIONS

"DOCUMENTATION" means the printed materials provided by Noel-Levitz with the Software.

"LICENSE" means the license purchased and granted pursuant to this Agreement.

"LICENSED NETWORK SERVER" means the Institution's computer network server on which the Software is licensed to be installed.

"SOFTWARE" collectively means the EMASPLUS software and any other software the Institution has received from Noel-Levitz with this License, except Third Party Software products.

"THIRD-PARTY SOFTWARE" means software products owned by third parties (including Microsoft FoxPro-TM- and Symantec THE NORTON pcANYWHERE-TM-) that are required to operate the Software.

LICENSE AND PROTECTION

 1. LICENSE GRANT: Noel-Levitz grants to the Institution, subject to the following terms and conditions, a non-exclusive, non-transferable right to use the Software and Documentation solely for the Institution's internal business operations on as many as 10 computers or workstations used concurrently with a single database on the Licensed Network Server. The Software and Documentation are for internal use only and may not be used or distributed outside of the Institution. Noel-Levitz reserves all rights not expressly granted herein to the Institution. Payment for the Software shall be made in accordance with the payment schedule established in the Memorandum of Agreement between Noel-Levitz and the Institution. Additional concurrent users may be licensed by the Institution at Noel-Levitz's then current price in effect.

 2. THIRD-PARTY SOFTWARE: Certain Third Party Software products are required to operate the Software. Although Noel-Levitz does not sell the Third Party Software, it will coordinate on behalf of this Institution the purchase of FoxPro and pcANYWHERE and the shipment of such products directly to the Institution. The Institution is responsible for registering the license for Third Party Software products in its own name and for acquiring and maintaining current versions required to operate the Software. Noel-Levitz will notify the Institution of changes in versions of Third Party Software products required to run the Software.

 3. PROTECTION OF SOFTWARE: The Software source code represents and embodies trade secrets of Noel-Levitz. Such source code and embodied trade secrets are not licensed to the Institution and any modification, addition, or deletion is strictly prohibited. The Institution agrees to treat the Software and Documentation as confidential and to take all reasonable steps to protect the Software and Documentation from unauthorized copy or use. The Institution agrees not to disassemble, decompile, or otherwise reverse engineer the Software in order to discover the source code and/or the trade secrets contained in the source code. The Institution agrees to take appropriate action by instruction or agreement with its employees and independent contractors who are permitted access to any of the materials related to this Agreement to comply with the Institution's obligations hereunder. This paragraph 3 shall survive the expiration or termination of this Agreement.

 4. COPIES AND ADAPTATIONS: The Institution may make or authorize the making of copies or adaptations of the Software, provided that any new copy or adaptation created is for archival purposes only, and the Institution does not receive any payment, commercial benefit, or other consideration for the reproduction. All proprietary rights and notices must be faithfully reproduced and included on all copies and adaptations. The Documentation may be duplicated for internal use only.

 5. OWNERSHIP: Ownership of, and title to, the Software and Documentation (including any adaptations, copies or derivative works) shall be retained and held by Noel-Levitz.

 6. RESTRICTIONS: Except as expressly authorized in this Agreement, the Institution agrees not to sell, rent, lease, sub-license, distribute, transfer, copy, reproduce, display, modify, time-share, or act as a service bureau with respect to the Software or Documentation.

 7. DATA INTEGRATION: Using the Software's standard import and export files, the Institution can move data to and from the EMASPLUS database. It is the responsibility of the Institution to format and prepare the date properly to use the import and export files and achieve data integration.

 8. INSTITUTION'S SOFTWARE PROGRAMS: The development, maintenance and accuracy of the Institution's custom software programs and modules that interface with the Software

      (for example, calling specific EMASPLUS modules) or modify the EMASPLUS database are the sole and entire responsibility of the Institution.

 9. TERM: This License is effective from the date the Institution signs this Agreement and will remain in force until terminated. The Institution may terminate this License at any time by destroying the Documentation and the Software together with all copies and adaptations thereof. This License shall automatically terminate if the Institution breaches any of the material terms or conditions of this Agreement. The Institution agrees to destroy the original and all adaptations or copies of the Software and Documentation, or to return them to Noel-Levitz promptly upon termination of this License.

10. INDEMNIFICATION: Noel-Levitz does indemnify and shall hold harmless the Institution against any claims by any third parties that the Software or Documentation infringes any United States copyright, patent or trademark. If the Software or Documentation becomes, or in Noel-Levitz's reasonable opinion is likely to become, the subject of any such claim which impairs the Institution's right to use the Software or Documentation, Noel-Levitz shall, at its option and at no additional cost to the Institution, (i) replace or modify the Software and/or Documentation with functionally equivalent and conforming Software and/or Documentation, (ii) obtain for the Institution the right to continue using the Software and/or Documentation, or (iii) in exchange for termination of this Agreement, refund the license fees paid by the Institution pursuant to this Agreement prorated over a four-year period from the date of delivery. Noel-Levitz's obligations hereunder are subject to the following: (1) the Institution shall promptly notify Noel-Levitz in writing of any such claim; (2) Noel-Levitz shall have sole control of the defense or settlement of any such claim; and (3) the Institution shall cooperate with Noel-Levitz, at Noel-Levitz's expense, in a reasonable way to facilitate the settlement or defense of any such claim. Noel-Levitz shall not be responsible for any cost, expense, or compromise incurred or made by the Institution in connection with the defense of any such claim without Noel-Levitz's prior written consent.

      Noel-Levitz's obligations under this section shall not apply to claims of infringement based upon (i) use of other than the latest unmodified release of the Software made available by Noel-Levitz to the Institution if such infringement would have been avoided by the use of such release of the Software, (ii) combination, operation or use of the Software with any non-Noel-Levitz programs or data if such infringement would not have occurred without such combination, operation or use, or
      (iii) use of the Software after receiving written notice from Noel-Levitz that the Software infringes a United States copyright, patent or trademark of a third party. Noel-Levitz's obligations under this section constitute the Institution's sole and exclusive remedy for a claim, suit or proceeding for an intellectual property infringement.

LIMITED WARRANTY AND LIMITED LIABILITY

11. COMPATIBILITY: This software is only compatible with the computers and operating systems set forth on the EMASPLUS technical specifications sheet; the Software is not warranted for non-compatible systems.

12. MAGNETIC MEDIA AND DOCUMENTATION: Noel-Levitz warrants that if the magnetic media on which the Software is distributed or Documentation are in a damaged or physically defective condition at the time that the License is purchased, and if they are returned to Noel-Levitz within 90 days of purchase, Noel-Levitz will provide the Institution with replacements at no charge. Any unauthorized modification or misuse of the Software will void the foregoing warranty.

13. SOFTWARE: Noel-Levitz warrants that if the Software fails to substantially conform to the specifications in the Documentation and if the non-conformity is reported in writing by the Institution to Noel-Levitz within 90 days from the later of the date that the License is purchased or the date the installation is completed, then Noel-Levitz will, at its option, either remedy the non-conformity or offer to refund the license fee to the Institution upon return of all copies of the Software and Documentation to Noel-Levitz. In the event of a refund this License shall terminate. The foregoing warranty shall apply provided that: (a) the Software is not modified, changed, or altered by anyone other than Noel-Levitz, unless authorized by Noel-Levitz in writing; (b) the Institution's computer equipment is in good operating order and is installed in a compatible environment; (c) the non-conformity is not caused by a third party or by the Institution, its agent, employees or contractors; and (d) the data and/or database used with the Software are not modified, changed or altered by any means other than through the normal operation of the Software.

14. DISCLAIMER OF WARRANTIES: EXCEPT AS SPECIFICALLY PROVIDED HEREIN, NOEL-LEVITZ MAKES NO WARRANTY, REPRESENTATION, PROMISE OR GUARANTEE, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE, THE DOCUMENTATION OR ANY RELATED TECHNICAL SUPPORT, INCLUDING, WITHOUT LIMITATION, THEIR QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY TO THE INSTITUTION.

15. LIMITATION OF LIABILITY: EXCEPT AS SET FORTH IN SECTION 10 HEREOF, NOEL-LEVITZ'S AGGREGATE LIABILITY, AND THE INSTITUTION'S SOLE AND EXCLUSIVE REMEDY FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SOFTWARE OR DOCUMENTATION IS LIMITED TO THE TOTAL OF ALL PAYMENTS MADE BY OR FOR THE INSTITUTION TO NOEL-LEVITZ FOR THE PARTICULAR SOFTWARE, DOCUMENTATION OR SERVICES INVOLVED IN ANY CLAIM MADE BY THE INSTITUTION. NOEL-

      LEVITZ SHALL NOT IN ANY CASE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES OR COSTS RELATING TO ENROLLMENT SUCCESS, LOSS OF PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF GOODWILL, LOSS OF THE USE OF THE SOFTWARE, OR LOSS OF ANY DATA) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE, DOCUMENTATION OR RELATED TECHNICAL SUPPORT, EVEN IF NOEL-LEVITZ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO THE INSTITUTION.

GENERAL CONDITIONS

16. GOVERNING LAW: This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana and of the United States of America (without regard to conflict of law principles).

17. ENTIRE AGREEMENT: This Agreement sets forth the entire understanding and agreement between the Institution and Noel-Levitz relating to the subject matter contained herein and may be amended only in writing signed by both parties. No vendor, distributor, dealer, retailer, sales person, or other person is authorized to modify this Agreement or to make any warranty, representation, or promise different from, or in addition to, the representations or promises contained in this Agreement.

18. WAIVER: No waiver of any right under this Agreement shall be effective unless in writing, signed by a duly authorized representative of Noel-Levitz. No waiver of any past or present right arising from any breach or failure to perform shall be deemed to be a waiver of any future right arising under this Agreement.

19. SEVERABILITY: If any provision in this Agreement is invalid or unenforceable, that provision shall be construed, limited, modified, or, if necessary, severed to the extent necessary, to eliminate its invalidity or unenforceability, and the other provisions of this Agreement shall remain unaffected.

20. EXPORT: The Institution agrees to comply with all export and re-export restriction and regulations ("Export Restrictions") imposed by the government of the United States or the country to which the Software is shipped to the Institution. The Institution will not commit any act or omission which will result in a breach of any such Export Restrictions; the Institution agrees that it will comply in all respects with any governmental laws, orders or other restrictions on the export of the Software (and related information and documentation) which may be imposed from time to time by the governments of the United States and Canada or the country to which the Software is shipped by Noel-Levitz. This Section shall survive the expiration or termination of this Agreement.

21. U.S. GOVERNMENT RESTRICTED RIGHTS: Use, duplication, or disclosure by the United States Government is subject to restrictions as set forth in FAR 52.227-14 (June 1987) Alternate III(g)(3) (June 1987), FAR 52.227-19 (June 1987), or DFARS 52.227-7013 (c)(1)(ii) (June 1988), as
      applicable. Contractor/Manufacturer is Noel-Levitz Centers, Inc., 2101 ACT Circle, Iowa City, Iowa 52245.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date written below.


California Culinary Academy            Noel-Levitz Centers, Inc.

By: _______________________            By: _____________________

Name: _____________________            Name: Robert C. Dickeson, Ph.D.

Title: ____________________            Title: President & CEO

                                                                  EXHIBIT B

EMASPLUS SOFTWARE MAINTENANCE AGREEMENT
CALIFORNIA CULINARY ACADEMY


This Software Maintenance Agreement (the "Agreement") is made effective this _______ day of May, 1996 between the California Culinary Academy (the "Institution") with offices at 625 Polk Street, San Francisco, CA 94102 and Noel-Levitz Centers, Inc., d/b/a USA Group Noel-Levitz ("Noel-Levitz") having its principal place of business at 2101 ACT Circle, Iowa City, IA 52245.

WHEREAS, Noel-Levitz and Institution have entered into a certain license agreement dated May __, 1996 (the "License Agreement") pursuant to which Noel-Levitz agreed to license to Institution its EMASPLUS software (the "Product"); and

WHEREAS, Noel-Levitz desires to maintain, and Institution desires to obtain the maintenance of, the Product on the terms and conditions hereinafter provided:

1. MAINTENANCE SERVICES. The maintenance services to be provided hereunder (the "Maintenance Services") shall consist of: (a) reasonable efforts to correct defects, provided that such defects are not the result of any change made to the Product (other than improvements provided by Noel-Levitz under this Agreement); (b) reasonable telephone support through Noel-Levitz's telephone support line during Noel-Levitz's then current published standard support line hours, which at a minimum will be Monday through Friday (excluding holidays) from 8:00 a.m. to 5:00 p.m. (CT), to Institution personnel that are fully trained by Noel-Levitz in the use of the Product; (c) distribution by Noel-Levitz to the Institution at no charge of regular enhancements to the Product which may be developed from time to time by Noel-Levitz (provided that the Institution has purchased continuous support of the Product from Noel-Levitz since installation of the Product); and (d) registration for one person at one Noel-Levitz software related workshop for each year that this Agreement remains in effect.

2. LIMITATIONS. Noel-Levitz's obligations under this Agreement will be limited to the then current unmodified release and the immediately preceding unmodified release of the Product. Noel-Levitz provides no guarantees or assurance that any new release, version, modification or enhancement to the Product will be compatible with (i) any Product that has been modified or customized, or (ii) any Product data and/or database that has modified by any means other than through the normal operation of the Product. All improvements, meaning Maintenance Services, enhancements and new releases, will be part of the Product and subject to all terms and conditions of the License Agreement and this Agreement.

3. APPLICABILITY OF LICENSE AGREEMENT. This Agreement and all software, documentation, and media provided under it is subject to all the terms and conditions of the License Agreement, including, but not limited to, the Disclaimer of Warranties and Limitation of Liability.

4. MAINTENANCE FEES. Noel-Levitz shall provide the Maintenance Services to the Institution for an annual fee equal to 10% of the then current list price for the Product (based on the number of concurrent users that the Institution is permitted pursuant to its license to use the Product), so long as the Institution continues maintenance uninterrupted and so long as Noel-Levitz operates a maintenance program on the Product. The initial maintenance fee is due upon delivery of the Product to the Institution. Thereafter, the maintenance fee is payable annually on the anniversary date of the training provided by Noel-Levitz to the Institution (the "Anniversary Date"). Unless the Institution notifies Noel-Levitz in writing that this Agreement shall terminate, for whatever reason, on the Anniversary Date, this Agreement shall be extended and renewed on each Anniversary Date for an additional one year period. Noel-Levitz may cancel the automatic renewal terms by notifying the Institution that Noel-Levitz does not want to renew this Agreement. If the Institution does not remit payment to Noel-Levitz within 30 days after receipt of an invoice, the Institution will pay Noel-Levitz a late charge of the lasser of 1.5% a month or the maximum amount permitted by applicable state law for unpaid amounts due Noel-Levitz.

5. ADDITIONAL COSTS. If Noel-Levitz can reasonably demonstrate that a malfunction is caused by the failure of the Institution's operating environment or by the improper use of the Product by the Institution or its contractors and the Institution requests assistance from Noel-Levitz, then the Institution shall pay Noel-Levitz an additional amount for its work performed in connection therewith on a per-hour basis, at Noel-Levitz's standard hourly rates then in effect. Institution also will reimburse Noel-Levitz for all reasonable travel and living expenses incurred by Noel-Levitz personnel who provide requested services.

6. ADDITIONAL SERVICES. At the request of the Institution, and with the consent of Noel-Levitz, Noel-Levitz also may provide technical, operational, implementation, migration, or other assistance or consulting to Institution in excess of the services included as the Maintenance Services in Section 1 herein at Noel-Levitz's standard hourly rates then in effect.

7. INSTITUTION REQUIREMENTS. Noel-Levitz's obligation to provide Maintenance Services hereunder is contingent upon the Institution providing Noel-Levitz with access to necessary Institution systems (including the Product as installed on the Institution's computer network system) by (i) providing a modem line and modem which meet Noel-Levitz's technical specifications, and (ii) installing Symantec's THE NORTON pcANYWHERE-TM- software product to operate unattended in host auto answer mode.

8. CONDITIONS. The termination of the License Agreement, or of the license granted therein, shall automatically result in the termination of this Agreement.

9. DISCLAIMER OF WARRANTIES; LIMITATIONS OF LIABILITY. NOEL-LEVITZ MAKES NO WARRANTY WITH RESPECT TO THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OF ANY KIND WHATSOEVER, AND ALL SUCH WARRANTIES ARE HEREBY EXCLUDED BY NOEL-LEVITZ AND WAIVED BY THE INSTITUTION. NOEL-LEVITZ SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES OR COSTS RELATING TO ENROLLMENT SUCCESS, LOSS OF PROFITS OR REVENUE, BUSINESS INTERRUPTION, LOSS OF GOODWILL, LOSS OF THE USE OF THE PRODUCT, OR LOSS OF ANY DATA) EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT NOEL-LEVITZ'S MAXIMUM LIABILITY TO THE INSTITUTION HEREUNDER SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID BY THE INSTITUTION TO NOEL-LEVITZ HEREUNDER DURING THE IMMEDIATELY PRECEDING TWELVE MONTHS.

10. TERMINATION. Either party will have the right to terminate this Agreement if the other party breaches or fails to perform any material term or condition of this Agreement. Either party, if it has a right of termination as provided above, may terminate this Agreement at any time while the event or condition giving rise to that right of termination exists, by giving the other written notice of that event or condition and describing that event or condition in reasonable detail. Upon receipt of that notice, the other party will have 30 days to correct or cure that event or condition to the reasonable satisfaction of the party desiring termination. If the event or condition giving rise to the termination is not so corrected or cured within that period, this Agreement will terminate as of the end of the 30-day period automatically, without further act by any party.

11. NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed given when delivered personally, three days following being sent by United States registered or certified mail, return receipt requested, or one business day following being sent by overnight courier to the address stated herein for Noel-Levitz, to the address stated herein for the Institution, or such other address as the parties hereto designate from time to time.

12. CHOICE OF LAW; SEVERABILITY. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana (without giving effect to conflict of law provisions). If any provision of this Agreement is found invalid or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will not be affected.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date written below.


California Culinary Academy            Noel-Levitz Centers, Inc.

By:____________________________        By:_____________________________

Name:__________________________        Name: Robert C. Dickeson, Ph.D.
Title:_________________________        Title: President & CEO

Date:__________________________        Date:___________________________

                                                                  EXHIBIT B
                        CONFIDENTIALITY AGREEMENT

   This CONFIDENTIALITY AGREEMENT ("Agreement") is made this _____ day of ____________, 1996 by California Culniary Academy (the "Recipient") and USA Group Noel-Levitz, Inc., an Indiana corporation (the "Company").

                                 RECITALS

A. The Company has developed a multi-institutional delivery program (the "Delivery Program") in connection with the Company's customized enrollment prediction system ForecastPlus-TM- (the "Product").

B. Recipient desires to participate in the Delivery Program, and the Company desires to have Recipient participate in the Delivery Program.

C. In the course of the Delivery Program, other educational institutions that are participating in the Delivery Program (a "Participant") may disclose to Recipient confidential and proprietary information of that Participant.

D. In connection with, and as a condition to becoming a participant in the Delivery Program, the Company requires that Recipient agree to the provisions set forth below.

E. Recipient is willing to enter into this Agreement in order for it to participate in the Delivery Program.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Recipient agrees as follows:

1. DEFINITION.

   (a) "Participant Confidential Information" shall mean all institution specific data and/or information disclosed by a Participant or the Company to Recipient during and/or in connection with the Delivery Program.

2. NON-USE AND NON-DISCLOSURE. Recipient agrees that it will maintain in confidence and will not communicate, divulge or use any Participant Confidential Information which is communicated and/or transmitted to it by the Company or a Participant, subject to the exceptions of
   Section 3 below. As part of the confidential treatment required hereunder, Recipient agrees that no copies of Participant Confidential Information shall be made by Recipient except as authorized in writing by the Participant. Nothing in this paragraph shall prohibit Recipient from using Participant Confidential Information for the sole purpose of participating in the Delivery Program.

   Recipient further agrees that it will (i) take all necessary steps to inform any of its employees, representatives or agents to whom Participant Confidential Information may be disclosed of Recipient's obligations hereunder and (ii) cause said employees, representatives and agents to agree to be bound by the terms of this Agreement, either by signing a blank copy of this Agreement or some other method acceptable to the Company. Recipient shall indemnify and hold the Company harmless from all costs, expenses (including attorneys' fees, whether or not suit be brought), damages, losses or claims arising from or relating to any breach or default by any employee, representatives or agent of Recipient of any provision of this Agreement.

   Recipient agrees to notify the Company and the Participant, as applicable, of any unauthorized use or disclosure of Participant Confidential Information and to take all actions reasonably necessary to prevent further authorized use or disclosure thereof.

   The confidentiality obligations set forth in this Agreement shall continue to apply with respect to each item of Participant
   Confidential Information until such item ceases (other than due to actions or failures of Recipient) to be secret or confidential.

3. EXCEPTIONS. The restrictions of Section 2 shall not apply to:

   (a) Information which is generally available to the public or to the relevant industry prior to receipt from the Company or Participant, as applicable, or which later becomes such, other than due to action or failure by Recipient, its agents, representatives or employees;

   (b) Information which, prior to disclosure hereunder, is already in the rightful possession of Recipient; or

   (c) Information which Recipient receives from a third party not known by Recipient, acting reasonably, to be in violation of a confidential relationship with the Company or Participant, as applicable.

4. SEVERABILITY. Should any part of this Agreement be declared invalid by a court of law, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect as if the invalid portion was never a part of this Agreement.

5. NO ASSIGNMENT. This Agreement shall be binding upon Recipient and its heirs, successors and assigns and inure to the benefit of the Company or Participant, as applicable, and its successors and assigns, but Recipient shall not, directly or indirectly, assign or purport to assign this Agreement or any of its rights or obligations hereunder in full or in part to any third party without the prior written consent of the Company.

6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to conflict of law provisions.

7. INTEGRATION. This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof.

8. REMEDIES. Company shall be entitled to obtain injunctive or other equitable relief, in addition to other available remedies, in the event of a breach or threatened breach of this Agreement by Recipient.

9. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver or modification, express or implied, by any party hereto of any term or condition in this Agreement will operate as such only in the specific instance and will not be construed as a waiver or modification of any condition or term generally or in any other instance.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

   COMPANY:                            RECIPIENT:

   USA Group Noel-Levitz, Inc.         California Culinary Academy.

   By:________________________         By:_________________________

        Name:                                Name:
   ___________________________         ____________________________

        Title:                               Title:
   ___________________________         ____________________________

                                                                   EXHIBIT C

                         EMASPLUS TECHNICAL SPECIFICATIONS

EMASPLUS runs in a standard MS-DOS environment. Any network operating system that guarantees 100% DOS compatibility, such as Novell Netware, will be able to run it. Although EMASPLUS was developed and tested in Novell 3.11 and Novell 4.1 environments, a conscious effort was made not to use any Novell-specific features that would limit cross-platform compatibility.

RECOMMENDED MINIMUM REQUIREMENTS

These minimum requirements are intended to illustrate the existing equipment that could be used to operate EMASPLUS. Due to rapid advances in hardware power and lowering costs, we recommend substantially more powerful equipment for any new purchases.

Because of the substantial differences in local requirements and options available, USAGroup Noel-Levitz cannot be responsible for configuring your network. Your data center support staff or other local support resources should be able to provide guidance and assistance in configuring an appropriate network and workstations.

HARDWARE

FILE SERVER

Uninterruptible power supply providing 10-15 minutes reserve power is highly recommended. DOS-compatible network software is required. We also recommend that equipment and procedures be in place for regular system back-up.

Hard drive requirements are highly dependent on your usage of EMASPLUS and other intended uses of the network. 35 Megabytes of disk space are required for the software and support tables.
Typical users reserve approximately 600 Megabytes of disk space for every 50,000 records. This can vary substantially.

RECOMMENDED WORKSTATIONS

For new purchases and workstations used for batch processes such as reporting, and importing and exporting, the following workstation is recommended:

     Pentium processor, VGA color monitor w/100MB available hard disk space*, 12MB RAM, and DOS 6.0 or higher.

* EMASPLUS TAKES SUBSTANTIAL ADVANTAGE OF PERFORMANCE GAINED BY TEMPORARY WORK FILES OF 20 TO 60 MB LOCAL AT THE WORKSTATION. DISKLESS WORKSTATIONS MAY BE USED BUT ADEQUATE INDIVIDUAL WORKSPACE WILL BE REQUIRED ON A NETWORK SERVER. EXPERIENCE INDICATES THAT DISKLESS WORKSTATIONS WILL EXPERIENCE DRAMATICALLY SLOWER PERFORMANCE DUE TO EXTRA NETWORK TRAFFIC.

MINIMUM WORKSTATIONS

Existing equipment can be used for telecounseling if it meets the following minimium requirements:

     486 CPU, VGA color monitor w/100MB available hard disk space*, 8MB RAM, and DOS 6.0 or higher.

PERFORMANCE

Certain processes require adequate system performance to be time-efficient. For example, import speed is highly dependent upon your hardware and network configuration. For example, clients using various hardware and network configurations report import speeds varying from 4 to 12 records per minute. This speed depends on the combined performance of your server, network, and individual work stations.

MODEM

A 28.8 Hayes-compatible modem on one workstation and a dedicated analog telephone line are required for technical support.

PRINTERS

EMASPLUS supports printing with HP LaserJet III and higher printers.












*EMASPLUS TAKES SUBSTANTIAL ADVANTAGE OF PERFORMANCE GAINED BY TEMPORARY WORK FILES OF 20 TO 60 MB LOCAL AT THE WORKSTATION. DISKLESS WORKSTATIONS MAY BE USED BUT ADEQUATE INDIVIDUAL WORKSPACE WILL BE REQUIRED ON A NETWORK SERVER. EXPERIENCE INDICATES THAT DISKLESS WORKSTATIONS WILL EXPERIENCE DRAMATICALLY SLOWER PERFORMANCE DUE TO EXTRA NETWORK TRAFFIC.